Exhibit 3.3
A. M. CASTLE & CO.
ARTICLES SUPPLEMENTARY
     A. M. Castle & Co., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:
     FIRST: Under a power contained in Title 3, Subtitle 8 of the Maryland General Corporation Law (the “MGCL”), and in accordance with resolutions duly adopted by the Board of Directors of the Corporation (the “Board”) at a meeting duly called and held on July 23, 2009, the Corporation elects to be subject to Section 3-804(a) and Section 3-805 of the MGCL.
     SECOND: The election to become subject to Section 3-804(a) and Section 3-805 of the MGCL has been approved by the Board in the manner and by the vote required by law.
     THIRD: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
     IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its President and attested by its Secretary on this 28th day of July, 2009.

A. M. Castle & Co.

By:	/s/ Robert J. Perna		By:	/s/ Michael H. Goldberg

	Name:	Robert J. Perna		Name:	Michael H. Goldberg
	Title:	Secretary		Title:	President and Chief Executive Officer

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